Exhibit 5

                                 MILLER NASH LLP
                             3500 U.S. Bancorp Tower
                              111 S.W. Fifth Avenue
                           Portland, Oregon 97204-3699

                                June 27, 2001


OraSure Technologies, Inc.
150 Webster Street
Bethlehem, Pennsylvania 18015


            Subject:    OraSure Technologies, Inc., Registration
                        Statement on Form S-8
Ladies and Gentlemen:

            Reference is made to post-effective amendment No. 1 to the registration statement on Form S-8 ("Registration Statement") to be filed by OraSure Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of amending the registration statement with respect to the registration under the Securities Act of 1933, as amended, of 6,185,400 shares (the "Registered Shares") of the Company's common stock, $.000001 per share ("Common Stock"), to be issued in connection with the Company's 2000 Stock Award Plan and its Employee Incentive and Non-Qualified Stock Option Plan and the Epitope, Inc. 1991 Stock Award Plan (collectively, the "Plans"), together with options and other rights related thereto. Epitope, Inc., is a predecessor to the Company, which was merged with and into the Company effective September 29, 2000.

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

            Based on the foregoing, it is our opinion that the Registered Shares, when sold and delivered by the Company upon exercise of options or pursuant to other rights duly granted under the Plans against payment for such shares to the extent and in the manner required by the Plans, will be validly issued, fully paid and non-assessable.

            We consent to the use of this opinion in the Registration Statement and in any amendments thereof.

                                Very truly yours,

                                /s/   MILLER NASH LLP